Exhibit 4.17

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Warrant No. 2	Date of Issuance: March 28, 2018

WARRANT

This Warrant (the “Warrant”) is issued to China Central International Asset Management Co., Ltd. (the “Holder”), by Puxin Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”) for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by the Company. This Warrant is issued in connection with (i) that certain Convertible Note Investment Agreement (the “Investment Agreement”) dated as of June 15, 2017 by and among Jiangyin Huazhong Investment Management Company Limited (the “Huazhong”), an affiliate of the Holder, Puxin Education Technology Group Company Limited (“Domestic Company”), an affiliate of the Company and Mr. Yunlong Sha (“Mr. Sha”), pursuant to which the Huazhong extended to the Domestic Company a convertible loan in the principal amount of up to RMB 300,000,000 (the “Loan”); and (ii) that certain side agreement to the Investment Agreement (the “Side Agreement”) dated as of February 8, 2018 by and among Huazhong, Domestic Company and Mr. Sha, pursuant to which the Huazhong has agreed to, among others, waive its right to convert the Loan into the equity interests of the Domestic Company subject to the terms and conditions contained therein. On November 28, 2017 (the “Date of Drawdown”), the Domestic Company has drawn down an amount of RMB 90,000,000 (the “Principal”) from Huazhong pursuant to the Investment Agreement.

1.	Warrant Shares.

(a)    Subject to the terms and conditions hereinafter set forth and the compliance with all the applicable laws, upon occurrence of an initial public offering by the Company of its Ordinary Shares (the “IPO”), the Holder is hereby entitled to purchase from the Company up to the number of ordinary shares of the Company, at par value US$0.00005 per share (the “Ordinary Shares”) that is equal to the quotient obtained by dividing (a) the US$ equivalent of the Principal, calculated by applying the central parity rate between US$ and RMB published by the People’s Bank of China on the date hereof) (the “Value of the Warrant”) by (b) the per share price (the “Bench Price”) as set out below:

(1)    if an IPO application is submitted on or before December 31, 2018, the Bench Price shall equal to 90% of the offering price per Ordinary Share in the IPO; or

(2)    if an IPO application is submitted at any time after December 31, 2018 but on or before (and including) December 31, 2019, the Bench Price shall equal to 80% of the offering price per Ordinary Share in the IPO; or

(3)    if an IPO application is submitted at any time after December 31, 2019 but on or before (and including) December 31, 2020, the Bench Price shall equal to 70% of the offering price per Ordinary Share in the IPO.

If the Holder exercises the Warrant pursuant to this Section 1(a), the number of Warrant Shares that the Holder is entitled to purchase under this Warrant shall be determined in accordance with the following formula:

Xn = Xo /CP

Where,

Xn = the number of Warrant Shares that the Holder is entitled to purchase under this Warrant;

Xo = Value of the Warrant;

CP = the applicable Bench Price provided under this Section 1(a).

(b)    if an IPO has not been completed by December 31, 2020, subject to the terms and conditions hereinafter set forth, the Holder is hereby entitled to purchase from the Company up to the number of preferred shares of the Company (the “Preferred Shares”, and collectively with the Ordinary Shares receivable pursuant to Section 1(a) above, the “Warrant Shares”) calculated pursuant to the formula below:

S= Xo/V2020

Where,

S = the percentage of the number of Preferred Shares that the Holder is entitled to purchase under this Section 1(b) compared to the aggregate share capital of the Company at the time of exercise of the Warrant (on a fully-diluted and as converted basis);

Xo =Value of the Warrant;

V2020 means the pre-money valuation of the Company, which shall be the less of (i) the least of the pre-money valuations of the Company applied for all rounds of equity financing of the Company after the date of the Investment Agreement (excluding the convertible note financing of the Investment Agreement and any convertible note financing provided by the Investors of Same Round); or (ii) the valuation calculated based on the following formula:

V2020=(P+I) *15

Where,

V2020= pre-money valuation of the Company;

P=Audited Net Income of the Company for the year 2019, as audited by an accounting firm acceptable to the Holder;

I= interests that the Domestic Company has paid to the Huazhong from January 1, 2019 until the date of exercise of the Warrant.

For the avoidance of doubt, in the absence of any subsequent round of equity financing of the Company after the date of the Investment Agreement, the V2020 calculated based on the formula set out for V2020 in Section 1(b) above shall be applied, provided that where the sum of Audited Net Income is no greater than 0, the formula under this Section 1(b) shall not be applicable, in which case, the Company and the Holder shall discuss in good faith how to calculate the number of preferred shares of the Company receivable upon exercise of the Warrant.

The Preferred Shares received by the Holder shall rank pari passu with the preferred shares received by the Investors of the Same Round.

2.	Exercise Price. The per share purchase price for the Warrant Shares shall be an amount equal to the Value of the Warrant, divided by the number of Warrant Shares that the Holder is entitled to purchase pursuant to Section 1 above under this Warrant (the “Exercise Price”).

3.	Exercise Period. This Warrant shall be exercisable (i) pursuant to Section 1(a) from the completion of an IPO until three (3) months upon the expiration of the lock-up period of the Holder, and (ii) pursuant to Section 1(b) only after December 31, 2020. For the avoidance of doubt, if this Warrant is not exercised in its entirety at one time within the exercise period specified above, no further exercise is permitted under this Warrant with respect to the balance of the Warrant Shares that would otherwise have been issuable hereunder.

4.	Reservation of Shares. The Company hereby covenants and agrees that (a) upon an exercise of the Warrant pursuant to Section 1(a) above, at all times there shall be reserved for issuance and delivery; or (b) upon an exercise of the Warrant pursuant to Section 1(b) above, at all times there shall be reserved for issuance and delivery upon conversion of the Preferred Shares, sufficient number of Ordinary Shares, in each case as may be issuable upon exercise of the Warrant (the “Issuable Securities”). All Issuable Securities shall be duly authorized and, when issued upon such exercise or conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions, other than transfer restrictions imposed by applicable securities laws, and free and clear of all preemptive and similar rights. The Company will take all such action as may be necessary to assure that such Issuable Securities shall be issued as provided herein without violation of any applicable law.

5.	Method of Exercise. The Company agrees that the Warrant Shares to be purchased pursuant to this Warrant shall be and are deemed to be issued to the Holder (or to the nominee of the Holder) as the record owner of such shares as of the close of business in the jurisdiction in which the Company has its principal executive offices on the date on which this Warrant shall have been exercised (or the close of business on the next Business Day if the date on which this Warrant is exercised is not a Business Day). Such exercise shall be effected by:

(a)	the surrender of the Warrant, together with a duly executed copy of a Notice of Exercise in the form attached hereto, to the Company at its principal executive offices; and

(b)	the payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares that the Holder elects to purchase (the “Warrant Price”) in cash, by wire transfer or by check,

(i)	where the Warrant is exercised by the Holder (not applicable to the Transferee Holder), within five (5) Business Days after, at the option of the Holder (x) the full payment of the Principal and all the interests accrued on the Principal by the Domestic Company or its designated affiliates to Huazhong pursuant to the Investment Agreement and Side Agreement (the “Repayment”) within six (6) months upon the Company’s receipt of the Notice of Exercise, or (y) the Company’s receipt of the Notice of Exercise; or,

(ii)	where the Warrant is exercised by the Transferee Holder, within five (5) Business Days upon the Company’s receipt of the Notice of Exercise.

6.	Registration & Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, the Company shall cause (a) the official Register of Members of the Company to be updated to reflect the issuance of the number of Warrant Shares so purchased to the Holder at the Company’s expense as soon as practicable thereafter and in no event later than five (5) Business Days upon the date of exercise of this Warrant pursuant to Section 5 and (b) one or more certificates for the number of Warrant Shares so purchased to be issued to the Holder at the Company’s expense as soon as practicable thereafter and in no event later than ten (10) Business Days upon the date of delivery of the Notice of Exercise, provided that the Holder has provided all the documents required for such update of Register of Members and issuance of share certificates in a timely manner. The entries on the Register of Members and each share certificate so delivered shall be in such denominations as may be requested by the Holder hereof and shall be registered in the name of such Holder or in the name(s) of the Holder’s nominee(s), subject to the applicable laws and regulations.

7.	Warrant Shares Cease to Exist. In the case all the Preferred Shares are converted into Ordinary Shares pursuant to the Company’s then effective amended and restated memorandum and articles of association, as amended from time to time (the “Memorandum and Articles”), or reclassified into other securities of property, or all the Warrant Shares otherwise cease to exist (except for pursuant to a redemption by the Company in accordance with the Memorandum and Articles), then, in such case, the Holder, upon exercise of this Warrant at any time after the date on which the Warrant Shares are so converted or cease to exist, as applicable (the “Termination Date”), shall receive, in lieu of the number of Warrant Shares that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Warrant Shares”), the shares and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had exercised this Warrant with respect to the Former Number of Warrant Shares immediately prior to the Termination Date (all subject to further adjustment as provided in this Warrant).

8.	Representations and Warranties of the Company

The Company represents and warrants as of the date hereof that:

(a)	It (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to consummate the transactions contemplated hereby.

(b)	The execution, delivery and performance by the Company of this Warrant (A) has been duly authorized by all necessary corporate action, (B) does not and will not contravene the Company’s charter or bylaws or any other organizational document and (C) does not and will not contravene any applicable law or any contractual restriction binding on or otherwise affecting the Company or any of its properties or result in a default under any agreement or instrument to which the Company is a party or by which the Company or its properties may be subject.

(c)	This Warrant has been duly executed and delivered by the Company, and is legal, valid and binding upon the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity.

(d)	No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any governmental authority is or will be necessary in connection with the execution and delivery by the Company of this Warrant, the issuance by the Company of the Warrant Shares, the consummation of the transactions contemplated hereby, the performance of or compliance with the terms and conditions hereof, or to ensure the legality, validity, and enforceability hereof.

(e)	Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration, or the filing of a prospectus qualifying the distribution, of this Warrant being issued hereby under the Act or cause the issuance of this Warrant to be integrated with any prior offering of securities of the Company for purposes of the Act.

9.	Undertakings.

(a)	No Impairment. Unless with the consent of the Holder, the Company will not, by amendment of the Memorandum and Articles or any other agreements or documents or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

(b)	Guaranteed Return.

(A)	If the aggregate cash return actually received by the Holder on the Warrant Shares of the Company over the Value of the Warrant calculated based on the formula below (the “Actual Return”) under this Warrant is less than the minimum return that the Holder is guaranteed to receive up to 58 months from the Date of Drawdown, which shall be calculated based on the formula below (the “Minimum Return”), the Company shall cause the Key Founder and/or the Domestic Company to compensate the Holder in cash for the difference between the Actual Return and the Minimum Return within thirty (30) days upon the Holder’s written request,

(1) Formula:

Actual Return = C

Minimum Return = (V×18%×N2)-(V×12%×N1)

Where,

V = (i)	Value of the Warrant where the Warrant is exercised by the Holder (not applicable Transferee Holder) even if this Warrant is partially exercised by the Holder; or,

(ii)	the portion of the Value of the Warrant exercised by the Transferee Holder;

N1= the number of days from the Date of Drawdown to the date of the Repayment, divided by 365;

C = the aggregate cash return received by the Holder by cashing out the Warrant Shares issued upon the exercise of this Warrant deducting the Warrant Price paid by the Holder;

N2= the result of the number of days from the Date of Drawdown to the date on which Holder cashes out the Warrant Shares issued upon the exercise of this Warrant by the Holder, minus N0, divided by 365;

N0 = the number of days starting from date on which the Domestic Company completes the Repayment until the Holder pays the Warrant Price to the Company (if the Holder pays the Warrant Price earlier than the Repayment, N0 = 0).

(2)	Interest Payment: for the avoidance of doubt, this Warrant does not relieve the Domestic Company from its obligation under the Investment Agreement and Side Agreement to pay to Huazhong the interests accrued on the Loan drawn down by the Domestic Company pursuant to the Investment Agreement.

(3)	For the avoidance of doubt, N2 above shall in no event be more than 29/6, which means the maximum liability on the Company, the Key Founder or the Domestic Company with respect to the Minimum Return under Section 9(b)(A) above shall be no more than the result of (V×18%×29/6)-(V×12%×N1).

(B)	Notwithstanding the provisions under Section 9(b)(A) above, in the event that the Company completes the IPO and the Holder exercises the Warrant, if the closing price per share of the Warrant Shares held by the Holder (subject to adjustments made for share splits, share subdivision, share combination and the like) on the stock market which the Company’s stock is traded is higher than or equal to the per share price calculated based on the formula below (such price, the “Qualified Stock Price”) for twenty (20) consecutive trading days on each and any of such day, then neither the Key Founder nor the Domestic Company shall have any payment obligation with respect to such guaranteed return under this Section 9(b):

Formula:

Qualified Stock Price = [A2– A1 + W] /S

A1 = V × 12%× N1

A2 = V×30%×N3

Where,

V = (i)	Value of the Warrant where the Warrant is exercised by the Holder (not applicable to Transferee Holder) even if this Warrant is partially exercised by the Holder; or,

(ii)	the portion of the Value of the Warrant exercised by the Transferee Holder;

W = Warrant Price that has been paid by the Holder;N1= the number of days from the Date of Drawdown to the date of the Repayment, divided by 365;

N3= the result of the number of days from the Date of Drawdown to each of such trading day within such twenty (20) consecutive trading days of the Company, minus N0, divided by 365.

N0 = the number of days starting from date on which the Domestic Company completes the Repayment until the Holder pays the Warrant Price to the Company (if the Holder pays the Warrant Price earlier than the Repayment, N0 = 0).

S= the number of Warrant Shares received by the Holder under this Warrant, subject to adjustments made for share splits, share subdivision, share combination and the like

(c)	Further Assurances. The Company agrees to cooperate fully with the Holder and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the Holder to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

10.	Partial Exercise; No Fractional Shares or Scrip. Partial exercise of this Warrant shall be permitted under this Warrant, but in the event of partial exercise of this Warrant, no further exercise is permitted under this Warrant. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

11.	Definitions. In this Warrant:

“Accounting Standards” means generally accepted accounting principles in the United States or of a jurisdiction agreed upon by the holder of this Warrant, applied on a consistent basis.

“Audited Net Income” means, for a given fiscal year of the Company, the sum of the Company’s consolidated net income attributable to shareholders as set forth in the Audited Financial Statements thereof for such fiscal year after paying all relevant taxes and after eliminating all items required to be eliminated in the course of the preparation of consolidated financial statements of the Company in accordance with the Accounting Standards, calculated in accordance with the Accounting Standards, and disregarding any Extraordinary Items.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Hong Kong, Cayman Islands or the PRC.

“Competitor” means any Person (other than a Group Company) that is engaged in the business in connection with extracurricular tutorials for K-12 students, and consulting services and training for overseas study, whether online or offline.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Extraordinary Items” means, with respect to a given set of Audited Financial Statements, any income, gains or losses reflected or included therein arising from (a) sales or leases of material assets or equipment outside the ordinary course of business, (b) sales of interests in any Subsidiaries of the Company, (c) any transaction between the Company and a Related Party not on an arms-length basis (in which case such income, gains or losses shall be adjusted to reflect a transaction of the similar nature on the arms-length basis), (d) any changes in accounting principles, (e) any extraordinary or non-recurring earnings such as government subsidies or rebates, (f) any prior year adjustments, and (g) other events or transactions which, in accordance with the Accounting Standards, possess a significant degree of abnormality, are of a type not expected to recur in successive accounting periods or are unrelated or only incidentally related to the ordinary and typical activities of the Group.

“Group Company” means each of the Company and all of its direct or indirect Subsidiaries, and “Group” refers to all of the Group Companies collectively.

“Investors of the Same Round” mean the investors that invest in the Company and/or the Domestic Company by way of subscribing for convertible notes or notes or convertible loans, which were completed concurrently with or within three (3) months prior to or after the first drawdown under the Investment Agreement, including Haitong International Investment Holdings Limited and CICC Alpha Eagle Investment Limited in terms of their convertible note financing provided to the Company from August 2017 to October 2017.

“Subsidiary” means, with respect to any given person, any other person that is Controlled directly or indirectly by such given person.

12.	Transfers of Warrant. This Warrant shall not become transferable or assignable until (i) December 31, 2018, or (ii) the completion of an IPO, whichever occurs earlier. Before this Warrant becomes transferable or assignable, the Holder shall not approach or negotiate with any potential Transferee Holder (as defined below) in the public market for the transfer or assignment of this Warrant or any rights hereunder. After this Warrant becomes transferable or assignable, subject to applicable laws and prior written consent of the Company, this Warrant and all rights hereunder may be transferred or assigned in whole or in part by the Holder to any person or entity (the “Transferee Holder”). Subject to the preceding sentence, the transfer shall be recorded on the books of the Company upon such notice to the Company. In the event of a transfer, the Company shall issue to each of the Transferee Holder and Holder (as the case may be)a new warrant of like tenor and date for the applicable number of Warrant Shares. For the avoidance of doubt, unless otherwise provided under this Warrant, the terms and conditions hereunder shall be applicable to the Transferee Holder after the transfer and assignment pursuant to this Section 12.

13.	Successors and Assigns. The Company shall not assign its rights or obligations hereunder without the prior written consent of the Holder (or its successors or permitted assigns, as appropriate). This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their successors and permitted assigns.

14.	Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

15.	Governing Law. This Warrant shall be governed by and construed under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) without regard to principles of conflict of laws thereunder.

16.	Dispute Resolution.

(a)	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Warrant, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)	The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators, who shall be qualified to practice law in New York. The claimants in the Dispute shall nominate one (1) arbitrator and the respondents in the Dispute shall nominate one (1) arbitrator. The HKIAC Council shall appoint the third arbitrator, who shall serve as the presiding arbitrator.

(c)	The arbitral proceedings shall be conducted in English and Chinese. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 16, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 16 shall prevail.

(d)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)	The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(g)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Warrant shall continue to be performed except with respect to the part in dispute and under adjudication.

17.	Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Warrant given in accordance with this Section 17). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective. For the purpose of this Warrant, “Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the People’s Republic of China or Hong Kong.

If to the Holder, to:

Address: Room 502, T1, China Central Place, No 81, Jianguo Road, Chaoyang District, Beijing, P. R. China

Tel:     [                ]

Fax:     [                ]

Attention: Mr. Hou Hengxing (侯恒星)

If to the Company, to:

Address: 16th Floor, Chuangfu Mansion, 18 Danling Street, Haidian District, Beijing, China

Tel: [                ]

Fax: [                ]

Email: [                ]

Attn: Ms. Tan Chunxiang(谭春香)

19.	Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

20.	Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of the Holder will be considered to be cumulative with and in addition to any other rights, powers and remedies which the Holder may have at law or in equity in the event of the breach of any of the terms of this Warrant. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to the Holder. Without limiting the foregoing, the parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunction to prevent breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant.

21.	Severability. In case any provision of this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Warrant shall be invalid, illegal, or unenforceable under any such applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Warrant, or the validity, legality, or enforceability of such provision in any other jurisdiction.

22.	Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

23.	No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

24.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing.

25.	No Presumption. The Company and the Holder each acknowledges that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the drafter thereof, has no application and is expressly waived. If any claim is made relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of the Company or the Holder or its respective counsel.

26.	Third Party Rights. Except as expressly provided in this Warrant, a person who is not a party to this Warrant shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Warrant. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Warrant are not subject to the consent of any person who is not a party to this Warrant.

26.	Headings and Titles. The headings and titles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

27.	Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Warrant.

28.	Entire Agreement. This Warrant together with the other instruments and agreements referenced herein constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, this Warrant has been duly executed and delivered on the date first set out above.

SIGNED AND DELIVERED	)
by and in the name of	)
China Central International
Asset Management Co., Ltd. by its duly	)	/s/ Liu Zhen
authorized attorney	)
in the presence of:	)

Signature of witness: /s/ Hou Hengxing
Name: Hou Hengxing
Address: Room 502, T, China Central Place, No 81, Jianguo Road, Chaoyang District, Beijing, P.R, China
Occupation: Director

THE COMMON SEAL of	)
Puxin Limited	)	/s/ Seal of Puxin Limited
was hereunto affixed	)
in the presence of:	)

/s/ Sha Yunlong Director

NOTICE OF EXERCISE

To:     Puxin Limited

The undersigned hereby elects to purchase                 [Ordinary /Preferred] Shares of Puxin Limited, pursuant to the terms of the attached Warrant (the “Warrant”), and payment of the Exercise Price (as defined in the Warrant) per share required under the Warrant accompanies this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Holder:

China Central International Asset Management Co., Ltd.

By:
Name:
Title:

Date:

Name in which shares should be registered: